POWER OF ATTORNEY
                                       FOR
                       SECURITIES AND EXCHANGE COMMISSION
                               AND RELATED FILINGS

         The undersigned Officers and Trustee of ALLEGIANCE INVESTMENT TRUST (the "Trust") hereby appoints JULIE ALLECTA and DAVID A. HEARTH (with full power to each of them to act alone), their attorneys-in-fact and agents, in all capacities, to execute and to file any documents relating to the Registration Statement on Forms N-8A, N-1A and N-14 under the Investment Company Act of 1940, under the Securities Act of 1933 of the Trust and under the laws of all states and other domestic and foreign jurisdictions, including any and all amendments thereto, covering the registration and the sale of shares by the Trust, including all exhibits and any and all documents required to be filed with respect thereto with any regulatory authority, including applications for exemptive orders, rulings or filings of proxy materials. The undersigned grants to each of said attorneys full authority to do every act necessary to be done in order to effectuate the same as fully, to all intents and purposes, as she or he could do if personally present, thereby ratifying all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

         The undersigned Officers and Trustee hereby execute this Power of Attorney as of this 2nd day of September, 1998.

                                     /s/ Richard A. Snyders
                                     -----------------------------------
                                     Richard A. Snyders
                                     President, Chief Executive Officer,
                                     Principal Executive Officer and
                                     Sole Trustee

                                     /s/ Charles L. Bock
                                     -----------------------------------
                                     Charles L. Bock
                                     Secretary, Treasurer, and Principal
                                     Financial and Accounting Officer

   As filed with the Securities and Exchange Commission on December 31 , 1998

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                        FILED PURSUANT TO SECTION 8(a) OF
                       THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section
8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                              --------------------

                        Name: ALLEGIANCE INVESTMENT TRUST

                      Address of Principal Business Office
                    (No. and Street, City, State, Zip Code):

                      800 North Brand Boulevard, Suite 300
                           Glendale, California 91203

             Telephone Number (including area code): (800) 247-5331

                Name and address of agent for service of process:

                               Richard A. Snyders
                      800 North Brand Boulevard, Suite 300
                           Glendale, California 91203

                              --------------------

                             Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                  Yes [X]                      No [ ]

Pursuant to the requirement of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Glendale and State of California on the 31ST day of December, 1998.

                                     ALLEGIANCE INVESTMENT TRUST
                                     (Name of Registrant)


Attest: /s/ Charles L. Bock                    By: /s/ Richard A. Snyders
       ------------------------------             ------------------------------
       Charles L. Bock                            Richard A. Snyders
       Principal Financial Officer                Principal Executive Officer